Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 6, 2007, in the Registration Statement on Form S-4 and related Prospectus of Idearc Inc. and subsidiaries for the registration of $2,850,000,000 8% Senior Notes due 2016.

/s/ Ernst & Young LLP

Dallas, Texas

April 5, 2007